SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 27, 2015

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, New York 11788
(Address of Principal Executive Offices)

1479 North Clinton Avenue, Bay Shore, NY 11706
(Former address of principal executive offices)

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 27, 2015, we entered into an agreement and plan of merger (the “Agreement”) with The Sterling Engineering Corporation (“Sterling”) and all of its stockholders.   The Agreement provides that we will acquire all of the outstanding shares of Sterling pursuant to a merger for 425,000 shares of our common stock (subject to increase if the volume weighted price of our common stock is less than  $10.00 per share for a period of twenty trading days following the closing of the merger) and $1,925,000 in cash (subject to a working capital adjustment).  We anticipate that the merger will be consummated early in March 2015.

Sterling, based in Barkhamsted, Connecticut, provides complex machining services and its business is concentrated with aircraft jet engine and ground turbine manufacturers. Following the merger, the management and employees of Sterling will remain and Sterling will be operated as a separate subsidiary as part of the Air Industries Group of companies.

In connection with the acquisition of Sterling, we, our wholly-owned subsidiaries and Sterling will enter into the Eighth Amendment to the Amended and Restated Loan and Security Agreement with PNC Bank, N.A. (the “PNC Loan Agreement”) to add Sterling as a party to the PNC Loan Agreement and increase the Term Loan by an additional $2,500,000.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Agreement and Plan of Merger dated as of February 27, 2015, by and among Air Industries Group, The Sterling Engineering Corporation and its stockholders..

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 5, 2015

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer